EXHIBIT 99.1

ATLANTIC AMERICAN CORPORATION ANNOUNCES THIRD QUARTER RESULTS

ATLANTA, Georgia, November 14, 2006 - Atlantic American Corporation (Nasdaq- AAME) today reported net income of $2.7 million, or $0.10 per diluted share, for the third quarter ended September 30, 2006 compared to net income of $0.6 million, or $0.01 per diluted share, for the third quarter ended September 30, 2005. The Company further reported net income of $6.0 million, or $0.22 per diluted share, for the nine months ended September 30, 2006 compared to net income of $1.0 million, or $0.00 per diluted share, for the nine months ended September 30, 2005. Included in the results for the third quarter of 2005 were $1.7 million in pre-tax hurricane related losses and expenses. Premium revenue for the quarter ended September 30, 2006 decreased $5.9 million, or 13.6%, to $37.5 million and, for the nine months ended September 30, 2006 decreased 13.7% to $116.5 million from the comparable prior year periods. The decrease in premiums for the three month and nine month periods ended September 30, 2006 was primarily attributable to increased competition on certain casualty lines, the non-renewal of targeted classes of property business and a reassessment of coastal property exposures in the Company’s property and casualty operations, as well as a lower new sales activity and an increased level of product competition, specifically in the Medicare supplement market in the Company’s life and health operations. Realized investment gains in the three month and nine month periods ended September 30, 2006 were $1.4 million and $5.4 million, respectively, compared to $0.2 million for both the three month period and nine month period ended September 30, 2005.

Commenting on the quarter, Hilton H. Howell, Jr., president and chief executive officer, stated, “While we have significantly reduced our exposure from hurricanes in most of our states, we are pleased that this year’s hurricane season has evolved into a nonevent. Even though our reinsurance limits have been increased significantly, the capacity was not tested. Decreases in earned premiums were anticipated and we believe that our premium levels have now stabilized. The markets continue to be soft with increasing competition at our core account level. We continue to develop new products in response to market demands and believe that we are now postured for a period of moderate and profitable growth.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, property and casualty insurance industries. Its principal subsidiaries include American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company, Georgia Casualty & Surety Company, Association Risk Management General Agency, Association Casualty Insurance Company and Self-Insurance Administrators, Inc.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation has filed with the Securities and Exchange Commission.

For further information contact:

John G. Sample, Jr.
Senior Vice President and Chief Financial Officer
Atlantic American Corporation
404-266-5501

Atlantic American Corporation
Financial Data

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited; In thousands, except per share data)	2006	2005	2006	2005
Insurance premiums	$ 37,498	$ 43,422	$ 116,492	$ 135,028
Investment income	4,481	3,932	13,739	12,240
Realized investment gains, net	1,400	185	5,370	219
Other income	196	248	637	761
Total revenue	43,575	47,787	136,238	148,248
Insurance benefits and losses incurred	22,371	28,602	69,806	91,110
Commissions and underwriting expenses	13,297	14,069	43,809	43,202
Interest expense	1,202	935	3,393	2,608
Other	3,756	4,070	11,481	11,431
Total benefits and expenses	40,626	47,676	128,489	148,351
Income (loss) before income taxes	2,949	111	7,749	(103)
Income tax expense (benefit)	212	(451)	1,777	(1,075)
Net income	$ 2,737	$ 562	$ 5,972	$ 972
Net income per common share:
Basic	$ 0.11	$ 0.01	$ 0.24	$ -
Diluted	$ 0.10	$ 0.01	$ 0.22	$ -

Selected Balance Sheet Data	September 30, 2006	December 31, 2005
Total investments	$ 294,073	$ 276,968
Total assets	439,465	460,417
Insurance reserves and policy funds	262,598	286,351
Debt	53,988	51,488
Total shareholders' equity	92,260	80,453
Book value per common share	3.35	3.14